Exhibit 10.1

LETTER OF INTENT

THIS LETTER OF INTENT is dated June 30, 2010 and is effective as of the date hereof.

Between: FAR EAST WIND POWER CORP., a Nevada corporation having an office at 11811 N. Tatum Blvd., Suite 3031, Phoenix, Arizona 85028 U.S.A. (“Far East”)

And: HEILONGJIANG DEFENG INVESTMENT CO., LTD. a People’s Republic of China company having an office at 16 Xinfa Street, New and Hi-Tech Industry Zone, Daqing City, Heilongjiang Province, China (“Defeng”)

And: HEILONGJIANG RUIHAO TECHNOLOGY GROUP CO., LTD. a People’s Republic of China company having an office at Ruihao Campus, No.3 Industry Park New and Hi-Tech Industry Zone, Daqing City, Heilongjiang Province, China (“Ruihao”)

BACKGROUND AND PURPOSE

(A) Far East is a public company listed on the OTCBB in the United States under the symbol “FEWP”.

(B) Defeng and Ruihao are both companies registered in the People’s Republic of China (“PRC”). Defeng holds 99% ownership interest in Heilongjiang Tianyi Fengyuan Investment Co., Ltd., a PRC company (“Tianyi Fengyuan”) and Tianyi Fengyuan holds 44.76% ownership interest in Datang Yilan Wind Power Co., Ltd. (“Yilan”) and 25% ownership interest in Datang Hailin Wind Power Co., Ltd. (“Hailin”).

(C) Yilan has developed two wind farms in the PRC with total installed capacity of 99 MW and which began commercial production in October 2009.

(D) Hailin has invested in a 45 MW wind farm in the PRC where construction and installation have been partially completed and is expected to be completed by the end of 2010.

(E) Ruihao owns and has access to substantial wind resources in Heilongjiang province and Jilin province.

(F) Far East, Defeng and Ruihao have expressed interest in cooperating to develop 4 wind farm projects as described on the attached Appendix A (“Ruihao Project A”) and Appendix B (“Ruihao Project B”), respectively.

AGREEMENT

NOW, THEREFORE,  in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective as of the date set forth on the signature page hereto (the “Effective Date”).

2.
Far East or its subsidiary agrees to acquire and Defeng agrees to sell 84% ownership interest in Tianyi Fengyuan (“Tianyi Fengyuan Interest”) for RMB 140,000,000 (the “Acquisition Price”). Additionally, Far East will also pay Ruihao an amount of either RMB 25,000,000 or RMB 12,000,000 (the “Pre-Construction Costs”) for each of the four Phase I farms listed as part of Ruihao Project A or Ruihao Project B that is determined to be construction ready. The amount of RMB 25,000,000 will be paid for each farm deemed construction ready in 2010 and the amount of RMB 12,000,000 will be paid for each farm deemed construction ready in 2011. The Pre-Construction Costs represent Far East’s participation in obtaining the final approval towards making wind farms ready for construction and will be credited as advance payments as part of Far East’s expected contribution to the overall construction costs to each wind farm as outlined in this document. In consideration for the initial payment for Pre-Construction Costs, Ruihao is committed to work together with Far East to develop all 4 wind farms identified in Ruihao Project A and Ruihao Project B.

3.
After this LOI is signed, by July 24, 2010 the parties agree to enter into a definitive agreement (the “Definitive Agreement”) containing substantially the same terms and provisions as set forth in this LOI. The Definitive Agreement will state that the Acquisition Price will be fully due by July 31, 2010 with a non-refundable deposit of 10% of the Acquisition Price to be paid immediately upon signing of the Definitive Agreement. Additionally, an initial payment of RMB 25,000,000 for Pre-Construction Costs will be due by August 31, 2010 to ensure a Phase I farm will be construction ready in 2010. The timing of further payments for Pre-Construction Costs will be determined collectively by Far East and Ruihao at a future date, expected to be no later than December 31, 2010.

4.
Far East will perform due diligence at its own costs on the Tianyi Fengyuan Interest, Ruihao Project A and Ruihao Project B. Defeng and Ruihao shall make available documents, personnel, data, facilities, information, equipment, permits, licenses and materials, to Far East so that Far East can conduct such due diligence. Far East shall complete their due diligence within 30 days after this LOI is signed. If any significant matters are discovered that will materially affect the acquisitions set forth in this LOI, Far East will discuss with Defeng and Ruihao immediately and all parties agree to solve the problem on a mutually beneficial basis.

5.	Ruihao Project A

a.	Ruihao and a third party (the “Third Party”) each hold a 50% ownership interest in two wind farms in Ruihao Project A as listed in Appendix A.

b.
Ruihao will cooperate with Far East and the Third Party on Ruihao Project A. The total estimated construction cost for a 49.5 MW wind farm in the Ruihao Project A is approximately RMB 425,000,000, and requires equity investment of 25% of the total investment (the “Project A Equity Investment”).

c.
Far East or a company designated by Far East, Ruihao or a company designated by Ruihao, and the Third Party or a company designated by the Third Party will set up a joint venture (“Joint Venture”) to develop and operate each wind farm in the Ruihao Project A. Far East will contribute 60% of the Project A Equity Investment for 51% ownership interest and economic interest in each Joint Venture, and Ruihao and the Third Party will collectively contribute 40% of the Project A Equity Investment for collectively 49% ownership interest and economic interest in each Joint Venture, in Ruihao Project A.

d.
Should the Third Party prove unwilling or unable to meet its obligations towards any of the Joint Ventures associated with Ruihao Project A, then terms for such respective Joint Ventures will default to provisions set forth exclusively between Far East and Ruihao as outlined for those wind farms associated with Ruihao Project B.

e.
Far East shall have a right of first refusal on each and every other development capacity/phases in Ruihao Project A as set forth in Appendix A. In the event Far East exercises its right of first refusal on a given phase in Ruihao Project A, all parties will execute according to the terms outlined in Sections “c” and “d” of Paragraph 5. In addition, Far East and Ruihao shall agree on a fair value for the pre-construction work completed by Ruihao.

6. Ruihao Project B

f.	Ruihao has exclusive rights to develop wind farms in Ruihao Project B as listed in Appendix B.

g.
Ruihao will cooperate with Far East on Ruihao Project B. The total estimated construction cost for a 49.5 MW wind farm in the Ruihao Project B is approximately RMB 425,000,000, and requires equity investment of 25% of the total investment (the “Project B Equity Investment”).

h.
Far East or a company designated by Far East, and Ruihao or a company designated by Ruihao, will set up a Joint Venture to develop and operate each wind farm in the Ruihao Project B. Far East will contribute 100% of the Project B Equity Investment for 85% ownership interest and economic interest in each Joint Venture in Ruihao Project B.

i.
In consideration for the Ruihao Services (as defined below), Upon execution, Ruihao will own 15% ownership interest and economic interest in each Joint Venture in Ruihao Project B. Ruihao or a company designated by Ruihao has the option to purchase up to 36% additional ownership interest in one of either Joint Venture in Ruihao Project B by paying the Project B Equity Investment amount pro-rated to maintain Far East’s investment cost basis per MW. Thereafter, Ruihao has the option to purchase up to 34% additional ownership interest in the other respective Joint Venture in Ruihao Project B by paying the Project B Equity Investment amount pro-rated to maintain Far East’s investment cost basis per MW.

j.
Far East shall have a right of first refusal on each and every other development capacity/phases in Ruihao Project B as set forth in Appendix B. In the event Far East exercises its right of first refusal on a given Phase in Ruihao Project B, Far East and Ruihao will execute according to the terms outlined in Sections “h” and “i” of paragraph 6 such that Ruihao and Far East shall each have a right to obtain a 51% ownership interest and economic interest in up to half of the total number of Phases executed jointly. In addition, Far East and Ruihao shall agree on a fair value for the pre-construction work completed by Ruihao.

7.
Ruihao will provide services including obtaining approvals, permits, bank loans and negotiating contracts with wind turbine manufactures, EPC (or turn key) contract with major wind turbine suppliers (including Mingyang and Gold Wind) (the “Ruihao Services”).

8.
All aforementioned options granted to Ruihao or companies designated by Ruihao to purchase additional ownership of any fully-formed Joint Venture associated with Ruihao Project A or Ruihao B subject to terms prescribed in this document will have an Expiration Date of 1 calendar year from the formation of the respective Joint Venture or the date Far East has fully paid its portion of Equity Investment, which is later. Payment must be made to Far East or the respective Joint Venture by the Expiration Date to effect the appropriate transfer of ownership.

9.	In the event Far East does not pay the Acquisition Price under Paragraph 2, the Definitive Agreement will automatically terminate and any deposits paid will be non-refundable.

10.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions.

11.
In consideration of the time and effort Far East will incur to pursue this transaction, Defeng and Ruihao agree that, from the date of execution of this LOI (or, if sooner, until such time as the parties agree in writing to terminate this LOI) until the closing of the Definitive Agreement (the “Closing”), neither Defeng nor Ruihao, nor their respective owners nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase any part of Tianyi Fengyuan, Ruihan Project A, Ruihan Project B or assets related thereto, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than Far East or its representatives any information or data related to such purchase or afford access to the properties, books or records of Defeng and Ruihao (as related to Tianyi Fengyuan, Ruihan Project A and Ruihan Project B) to any such persons.

12.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, a party may issue press releases in the ordinary course of business.

13.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for Far East, Tianyi Fengyuan, Ruihan Project A and Ruihan Project B and the transactions contemplated hereunder and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Securities Exchange Act of 1934.

14.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable foreign, federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

15.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

16.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

17.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

Far East Wind Power Corp.

Signed by:
Title:

Heilongjiang Defeng Investment Co., Ltd.
Signed by:
Title:

Heilongjiang Ruihao Technology Group Co., Ltd.
Signed by:
Title:

Appendix A

Far East and Ruihao will work together on the following projects:
Both Phase I projects are in the final permitting and approval process
Ruihao expects at least one Phase I project to be construction ready in 2010

1.
Guangyuan Daxin Project Phase I, located at Daxin Village, Shengli Mongolian Town, Tailai County, Qiqihaer, Heilongjiang Province. Planned capacity 49.5MW, full load hours 2,318 hours with a 1.5MW turbine 82   meters blades and 80meters tower, projected annual production 114,760MWH, average wind speed 6.8 meters per second. Tariff in this area is RMB 610 Yuan per MWH.

This Phase I is part of an overall 200 MW development Project

2.
Anda Guangyuan Laohugang Project Phase I, located at Laohugang Town, Anda County, Suihua, Heilongjiang Province. Planned capacity 49.5MW, full load hours 2,284 hours with a 1.5MW turbine 82meters blades and 70 meters tower, projected annual production 113,090 MWH, average wind speed 6.7 meters per second. Tariff in this area is RMB 580 Yuan per MWH.

This Phase I is part of an overall 600 MW development Project

Appendix B

Far East and Ruihao will work together on the following projects:
Both Phase I projects are in the final permitting and approval process
Ruihao expects at least one Phase I project to be construction ready in 2010

3.
Daqing Guofeng Project Phase I, located at Huayuan Town, Lindian County, Daqing, Heilongjiang Province. Planned capacity 49.5MW, full load hours 2,133 hours with a 1.5MW turbine 77 meters blades and 70 meters tower, projected annual production 105,620 MWH, average wind speed 6.45 meters per second. Tariff in this area is RMB 610 Yuan per MWH.

This Phase I is part of an overall 300 MW development Project

4.
Daqing Zhaoyuan Sansheng Project Phase I, located at Gulong Town, Zhaoyuan County, Daqing, Heilongjiang Province. Planned capacity 49.5MW, full load hours 2,172 hours with a 1.5MW turbine 77 meters blades and 70 meters tower, projected annual production 107,502 MWH, average wind speed 6.58 meters per second. Tariff in this area is RMB 610 Yuan per MWH. This Phase I is part of an overall 250 MW development Project